NEWS RELEASE

FOR IMMEDIATE RELEASE

Tesco Corporation Appoints
Fernando Assing as President and Chief Executive Officer

HOUSTON, December 19, 2014 - Tesco Corporation (NASDAQ: TESO) announced today that, in accordance with the previously disclosed executive succession plan, Julio M. Quintana has resigned from the positions of President and Chief Executive Officer. Mr. Quintana will remain an employee of the Company until his January 1, 2015 retirement date and will remain on the Board of Directors through his current term. The Board correspondingly appointed Mr. Assing as President and Chief Executive Officer and appointed him to a vacant seat on the Board of Directors.

“This has been a well planned and executed succession,” commented Michael Sutherlin, Chairman of the Board of Directors, “and that has been especially important with the recent volatility in the energy markets. It is also a significant credit to both Julio and Fernando. Under Julio’s tenure, TESCO has outpaced the market in revenue growth, did that with improved profitability, broadened its footprint into a truly global company, and built Tubular Services from scratch to a recognized force in the industry. I want to express the Board’s great appreciation for the success that Julio has brought to TESCO, and wish him all the best in his future endeavors.”

“Fernando is our new Chief Executive Officer, but he is not new to TESCO,” continued Sutherlin. “Fernando has a deep knowledge of TESCO and our industry, and has had a strong track record over more than five years at TESCO. In addition, he was a chief architect of our updated strategy. As a result, the Board of Directors is confident that Fernando is well prepared to handle the challenges of the current markets, and will continue on our strategic plan to build value for our shareholders.”

ABOUT Mr. Fernando R Assing
Mr. Assing joined TESCO in 2009 as Senior Vice President of Marketing and Business Development. He was subsequently promoted to the role of Senior Vice President and Chief Operating Officer in 2011 then Executive Vice President and COO in 2013. Prior to coming to TESCO in 2009, Mr. Assing served in a series of operational and management roles of increasing responsibility during approximately twelve years at Schlumberger Ltd. and six years at Technip. Mr. Assing is a 1991 graduate of Jose Maria Vargas University in Caracas, Venezuela.

ABOUT TESCO CORPORATION
Tesco Corporation is a global leader in the design, manufacture and service of technology-based solutions for the upstream energy industry. The Company seeks to change the way people drill wells by delivering safer and more efficient solutions that add real value by reducing the costs of drilling for and producing oil and gas.

For more information please contact:
Chris L. Boone - Chief Financial Officer
(713) 359-7000
Tesco Corporation